UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2025

NEWTON GOLF COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41701	82-4938288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

551 Calle San Pablo

Camarillo, CA 93012

(Address of principal executive offices, including ZIP code)

855-774-7888

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	NWTG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2025, Newton Golf Company, Inc. (the “Company”) announced that the Board of Directors (the “Board”) of the Company has appointed Jeff Clayborne to serve as the Company’s Chief Financial Officer, principal financial officer and principal accounting officer, effective June 10, 2025 (the “Appointment Date”), succeeding Ryan Stearns, who ceased to be the Chief Financial Officer effective as of June 9, 2025.

Jeff Clayborne, age 53, most recently served as Chief Financial Officer of Perfect Moment, a premium performance apparel brand, since October 2023. Since July 2023, Mr. Clayborne also has served as a financial advisor at Healthy Extracts Inc. From March 2022 to March 2023, Mr. Clayborne served as the Chief Financial Officer of SONDORS, Inc., an electric mobility company, and from March 2023 to June 2023, he served as a financial advisor at SONDORS, Inc. From July 2016 to January 2022, Mr. Clayborne served as Chief Financial Officer and Treasurer of Verb Technology Company, Inc., a sales enablement SaaS platform.

In connection with his appointment, Mr. Clayborne entered into an offer letter with the Company, dated June 9, 2025 (the “Offer Letter”), which sets forth certain terms and conditions of his employment. Pursuant to the Offer Letter, Mr. Clayborne will receive an initial base salary of $225,000 per year. In addition, Mr. Clayborne will be eligible to participate in the Company’s annual short-term cash incentive plan, with a target cash incentive bonus equal to 75% of his base salary (the “Target Bonus”) (with a threshold level payout of 50% of the Target Bonus and a maximum payout of 125% of the Target Bonus), prorated for the 2025 performance period. Mr. Clayborne will also receive (i) a one-time signing bonus of $50,000, subject to repayment upon a termination of employment for any reason prior to the one-year anniversary of the Appointment Date, and (ii) a stipend of $1,100 per month until the date that health coverage is first available to Company employees under a group health plan (or the one-year anniversary of the Appointment Date, if earlier).

In connection with his appointment, subject to shareholder approval (“Shareholder Approval”) of an amended and restated 2022 Equity Plan of the Company (the “2022 Equity Plan”), with such amendment to include additional shares, at the 2025 annual meeting of shareholders (the “Annual Meeting”), Mr. Clayborne will receive an initial equity award with a maximum value of $275,000 (with the number of shares subject to the award determined by dividing the maximum value by the closing price of the Company’s common stock on the trading day prior to the grant date), effective on the date of the Annual Meeting. Such award will consist of performance-based restricted stock units (“PSUs”) that will be achieved based on meeting Company market capitalization goals at the end of the three fiscal-year period following the grant date (the “Performance Period”), subject to Mr. Clayborne’s continued service with the Company through the last day of the Performance Period (the “Service Requirement”). However, the Service Requirement does not apply if Mr. Clayborne is terminated without cause or due to death or disability. All of the PSUs will accelerate and vest upon a change in control (as defined in the 2022 Equity Plan) during the Performance Period. In the event that Shareholder Approval is not obtained at the Annual Meeting, or if sufficient shares are not available for the entire PSU grant, then in lieu of the entire grant of PSUs, Mr. Clayborne will receive a cash long-term incentive award of $275,000 under the terms of the Company’s executive cash long-term incentive plan and award agreement, with the same vesting conditions described for the PSUs. Beginning in 2026, subject to Shareholder Approval, Mr. Clayborne will be eligible for annual equity grants determined by the Compensation Committee of the Board, which are expected to be valued at 75% of his base salary for 2026 and 2027.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter as set forth in Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

As disclosed above, Mr. Stearns departed the Company, effective as of June 9, 2025, and ceased to be an employee of the Company as of such date. In connection with Mr. Stearns’ termination, he is not entitled to receive any severance or other post-termination compensation or benefits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1 99.1	Offer Letter with Jeff Clayborne, dated June 9, 2025 Press Release, dated June 10, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2025	NEWTON GOLF COMPANY, INC.

	By:	/s/ Greg Campbell
Greg Campbell
Chief Executive Officer